Exhibit 21

Subsidiary List

Mercari Communications Group, LTD

DPEC Capital, Inc.

InvestProperty Group, LLC

Algodon Europe, LTD

Algodon Global Properties, LLC

The Algodon-Recoleta, SRL

Algodon Properties, II, SRL

Algodon Wine Estates, SRL